Exhibit 99.1

News Release Page 1 of 15
Cboe Global Markets Reports Results for First Quarter 2025
First Quarter Highlights*
•Record Diluted EPS for the Quarter of $2.37, Up 21 percent
•Record Adjusted Diluted EPS¹ for the Quarter of $2.50, Up 16 percent
•Record Net Revenue for the Quarter of $565.2 million, Up 13 percent
•Increases 2025 Organic Total Net Revenue Growth Target2 to mid to high single digits, from mid single digits; Reaffirms Cboe Data Vantage3 Organic Net Revenue Growth Target2 of mid to high single digits
•Reaffirms 2025 Adjusted Operating Expense Guidance2 of $837 to $852 million
CHICAGO, IL – May 2, 2025 - Cboe Global Markets, Inc. (Cboe: CBOE) today reported financial results for the first quarter of 2025.
“In the first quarter, Cboe reported record quarterly net revenue of $565 million, record diluted EPS of $2.37, and record adjusted diluted EPS1 of $2.50, with strong results from each of our Derivatives, Cash and Spot Markets, and Data Vantage categories,” said Fredric Tomczyk, Cboe Global Markets Chief Executive Officer. “Following a record 2024, net revenue grew 13 percent, diluted EPS increased 21 percent and adjusted diluted EPS1 increased 16 percent year-over-year in the first quarter of 2025 as investors utilized Cboe’s product suite to help navigate dynamic macroeconomic and geopolitical conditions. The second quarter is off to a robust start, and we look forward to continuing to execute on our strategic vision by providing clients with a diverse toolkit of products for any market environment.”
“The broad-based strength of our business model was on display during the first quarter, resulting in quarterly records for total net revenue and adjusted diluted EPS1,” said Jill Griebenow, Cboe Global Markets Executive Vice President, Chief Financial Officer. “Derivatives net revenue grew 16 percent as we saw record trading volumes across our multi-listed and proprietary options products. Cash and Spot Markets net revenue increased 10 percent, and Data Vantage recorded 8 percent net revenue growth. Moving forward, we are increasing our organic total net revenue growth2 guidance range to mid to high single digits from mid single digits, and we are reaffirming our Data Vantage organic net revenue growth2 range of mid to high single digits for 2025. In addition, we are reaffirming our full year adjusted operating expense guidance2 range of $837 to $852 million. We are pleased with the strong start to the year and remain focused on producing durable shareholder returns in the quarters ahead.”
*All comparisons are first quarter 2025 compared to the same period in 2024.
(1)A full reconciliation of our non-GAAP results to our GAAP (“Generally Accepted Accounting Principles”) results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.
(2)Specific quantifications of the amounts that would be required to reconcile the company’s organic net revenue growth guidance and adjusted operating expenses guidance are not available. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic net revenue growth guidance and adjusted operating expenses would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
(3)Cboe Data Vantage refers to the company's Cboe Data Vantage business (formerly known as Data and Access Solutions). Cboe Data Vantage is subsequently referred to as Data Vantage throughout this press release.
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News Release Page 2 of 15
Consolidated First Quarter Results -Table 1
Table 1 below presents summary selected unaudited condensed consolidated financial information for the company as reported and on an adjusted basis for the three months ended March 31, 2025 and 2024.

Table 1
Consolidated First Quarter Results ($ in millions except per share and percentages)	1Q25	1Q24	Change		1Q25 Adjusted¹	1Q24 Adjusted¹	Change
Total Revenues Less Cost of Revenues	$565.2	$502.1	13%		$565.2	$502.1	13%
Total Operating Expenses	$211.3	$219.7	(4)%		$192.4	$192.9	* %
Operating Income	$353.9	$282.4	25%		$372.8	$309.2	21%
Operating Margin %	62.6%	56.2%	6.4	pp	66.0%	61.6%	4.4	pp
Net Income Allocated to Common Stockholders	$249.4	$208.3	20%		$263.1	$227.7	16%
Diluted Earnings Per Share	$2.37	$1.96	21%		$2.50	$2.15	16%
Operating EBITDA¹	$384.2	$319.7	20%		$384.7	$320.3	20%
Operating EBITDA Margin %¹	68.0%	63.7%	4.3	pp	68.1%	63.8%	4.3	pp
EBITDA¹	$383.7	$337.1	14%		$383.8	$337.3	14%
EBITDA Margin %¹	67.9%	67.1%	0.8	pp	67.9%	67.2%	0.7	pp
•Total revenues less cost of revenues (referred to as “net revenue"2) of $565.2 million increased 13 percent, compared to $502.1 million in the prior-year period, a result of increases in derivatives markets, cash and spot markets, and Data Vantage net revenue2.
•Total operating expenses were $211.3 million versus $219.7 million in the first quarter of 2024, a decrease of $8.4 million. This decrease was primarily due to lower depreciation and amortization, other expenses, and travel and promotional expenses, partially offset by an increase in technology support services and compensation and benefits. Adjusted operating expenses1 of $192.4 million were down compared to $192.9 million in the first quarter of 2024. The decrease was primarily due to lower other expenses, travel and promotional expenses, and professional fees and outside services, balanced by higher technology support services, depreciation and amortization, and compensation and benefits.
•The effective tax rate for the first quarter of 2025 was 28.4 percent as compared with 28.3 percent in the first quarter of 2024. The effective tax rate on adjusted earnings1 was 28.3 percent, an increase of 0.2 percentage points when compared with 28.1 percent in last year’s first quarter.
•Diluted EPS for the first quarter of 2025 increased 21 percent to $2.37 compared to the first quarter of 2024. Adjusted diluted EPS1 of $2.50 increased 16 percent compared to 2024 first quarter results.
Business Segment Information:

Table 2
Total Revenues Less Cost of Revenues by Business Segment (in millions)	1Q25	1Q24	Change
Options	$352.4	$307.4	15%
North American Equities	94.6	92.6	2%
Europe and Asia Pacific	64.1	54.1	18%
Futures	32.8	30.5	8%
Global FX	21.3	18.4	16%
Digital³	—	(0.9)	* %
Total	$565.2	$502.1	13%
(1)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
(2)See the attached tables on page 10 for "Net Revenue by Revenue Caption.”
(3)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from the first quarter of 2024 have been retained in the former Digital segment for comparative purposes.
*Not meaningful
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News Release Page 3 of 15
Discussion of Results by Business Segment1:
Options:
•Record Options net revenue of $352.4 million was up $45.0 million, or 15 percent, from the first quarter of 2024. Net transaction and clearing fees2 increased primarily as a result of a 23 percent increase in total options average daily volume ("ADV") versus the first quarter of 2024. Market data fees were 15 percent higher and access and capacity fees were 6 percent higher as compared to the first quarter of 2024.
•Net transaction and clearing fees2 increased $43.1 million, or 16 percent, reflecting a 25 percent increase in multi-listed options ADV and a 17 percent increase in index options ADV. Total options revenue per contract ("RPC") declined 4 percent compared to the first quarter of 2024. The decrease in total options RPC was due to a mix shift, with index options representing a lower percentage of total options volume.
•Cboe’s Options exchanges had total market share of 31.1 percent for the first quarter of 2025, down compared to 31.3 percent in the first quarter of 2024.
North American (N.A.) Equities:
•N.A. Equities net revenue of $94.6 million increased $2.0 million, or 2 percent, from the first quarter of 2024, reflecting higher access and capacity fees and proprietary market data, partially offset by lower net transaction and clearing fees2 and a decline in industry market data fees.
•Net transaction and clearing fees2 decreased by $2.6 million, or 9 percent, compared to the first quarter of 2024. The decrease was driven by lower U.S. Equities exchanges market share, as well as lower net capture for U.S. Equities exchanges and U.S. Equities off-exchanges versus the first quarter of 2024.
•Cboe’s U.S. Equities exchanges had market share of 10.5 percent for the first quarter of 2025 compared to 12.8 percent in the first quarter of 2024 as a result of higher industry off-exchange share. Cboe’s U.S. Equities off-exchange market share was 17.7 percent, up from 17.6 percent in the first quarter of 2024. Canadian Equities market share declined to 13.8 percent as compared to 15.3 percent in the first quarter of 2024, impacted by reduced client activity during our migration to the Cboe Titanium platform and lower volume in Cboe Canada listed securities.
Europe and Asia Pacific (APAC):
•Record Europe and APAC net revenue of $64.1 million increased by 18 percent compared to the first quarter of 2024, reflecting growth in net transaction and clearing fees2 and non-transaction revenues. On a constant currency basis3, net revenues were $65.9 million, up 22 percent on a year-over-year basis. European Equities average daily notional value (“ADNV”) traded on Cboe European Equities was €13.8 billion, up 39 percent compared to the first quarter of 2024 given a 34 percent increase in industry market volumes. Japanese Equities ADNV was 2 percent higher and Australian Equities ADNV was 7 percent higher than the first quarter of 2024.
•For the first quarter of 2025, Cboe European Equities had 24.8 percent market share, up from 23.7 percent in the first quarter of 2024. Cboe Australia had 19.4 percent market share for the first quarter of 2025, down from 20.4 percent in the first quarter of 2024. Cboe Japan grew market share to 5.4 percent in the first quarter of 2025 from 5.0 percent in the first quarter of 2024.
Futures:
•Futures net revenue of $32.8 million increased $2.3 million, or 8 percent, from the first quarter of 2024 driven by a 9 percent increase in net transaction and clearing fees2.
•Net transaction and clearing fees2 increased $2.2 million, reflecting a 13 percent increase in ADV during the quarter.
Global FX:
•Record Global FX net revenue of $21.3 million increased 16 percent as compared to the first quarter of 2024. The increase was due to higher net transaction and clearing fees2. ADNV traded on the Cboe FX platform was $51.9 billion for the quarter, up 15 percent compared to last year’s first quarter, and net capture rate per one million dollars traded was $2.77 for the first quarter of 2025, up 6 percent compared to $2.62 in the first quarter of 2024.

(1)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from the first quarter of 2024 have been retained in the former Digital segment for comparative purposes.
(2)See the attached tables on page 10 for "Net Transaction and Clearing Fees by Business Segment.”
(3)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information" in the accompanying financial tables.

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News Release Page 4 of 15
2025 Fiscal Year Financial Guidance
Cboe provided guidance for the 2025 fiscal year as noted below.
•Organic total net revenue growth1 is expected to be in the mid to high single digits range, up from previous guidance calling for mid single digits in 2025.
•Reaffirms Data Vantage organic net revenue growth1 range of mid to high single digits in 2025.
•Reaffirms adjusted operating expenses1 in 2025 are expected to be in the range of $837 to $852 million. The guidance excludes the expected amortization of acquired intangible assets of $70 million; the company reflects the exclusion of this amount in its non-GAAP reconciliation.
•Reaffirms depreciation and amortization expense in 2025 is expected to be in the range of $55 to $59 million, excluding the expected amortization of acquired intangible assets.
•Reaffirms the effective tax rate on adjusted earnings1 for the full year 2025 is expected to be in the range of 28.5 to 30.5 percent. Significant changes in trading volume, expenses, tax laws or rates and other items could materially impact this expectation.
•Reaffirms capital expenditures in 2025 are expected to be in the range of $75 to $85 million.
(1)Specific quantifications of the amounts that would be required to reconcile the company’s organic and inorganic growth guidance, adjusted operating expenses guidance, annualized adjusted operating expenses guidance, and the effective tax rate on adjusted earnings guidance are not available. Acquisitions are considered organic after 12 months of closing. The company believes that there is uncertainty and unpredictability with respect to certain of its GAAP measures, primarily related to acquisition-related revenues and costs that would be required to reconcile to GAAP revenues less cost of revenues, GAAP operating expenses and GAAP effective tax rate, which preclude the company from providing accurate guidance on certain forward-looking GAAP to non-GAAP reconciliations. The company believes that providing estimates of the amounts that would be required to reconcile the range of the company’s organic growth, adjusted operating expenses, annualized adjusted operating expenses, and the effective tax rate on adjusted earnings would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.
Capital Management
At March 31, 2025, the company had cash and cash equivalents of $1,047.2 million and adjusted cash2 of $1,046.7 million. Total debt as of March 31, 2025 was $1,441.5 million.
The company paid cash dividends of $66.4 million, or $0.63 per share, during the first quarter of 2025 and utilized $30.0 million to repurchase approximately 145 thousand shares of its common stock under its share repurchase program at an average price of $207.04 per share. As of March 31, 2025, the company had approximately $649.8 million of availability remaining under its existing share repurchase authorizations.
Earnings Conference Call
Executives of Cboe Global Markets will host a conference call to review its first-quarter financial results today, May 2, 2025, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (800) 715-9871 (toll-free) or (646) 307-1963 (toll) and using the Conference ID 8325940. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company’s website for replay.
(2)A full reconciliation of our non-GAAP results to our GAAP results is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.
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News Release Page 5 of 15
About Cboe Global Markets
Cboe Global Markets (Cboe: CBOE), the world’s leading derivatives and securities exchange network, delivers cutting-edge trading, clearing and investment solutions to people around the world. Cboe provides trading solutions and products in multiple asset classes, including equities, derivatives, and FX, across North America, Europe, and Asia Pacific. Above all, Cboe is committed to building a trusted, inclusive global marketplace that enables people to pursue a sustainable financial future. To learn more about the Exchange for the World Stage, visit www.cboe.com.
Cautionary Statements Regarding Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. All statements that reflect our expectations, assumptions or projections about the future other than statements of historical fact are forward-looking statements. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Some factors that could cause actual results to differ include: the loss of our right to exclusively list and trade certain index options and futures products; economic, political and market conditions; compliance with legal and regulatory obligations; price competition and consolidation in our industry; decreases in trading or clearing volumes, market data fees or a shift in the mix of products traded on our exchanges; legislative or regulatory changes or changes in tax regimes; our ability to protect our systems and communication networks from security vulnerabilities and breaches; our ability to attract and retain skilled management and other personnel, increasing competition by foreign and domestic entities; our dependence on and exposure to risk from third parties; factors that impact the quality and integrity of our and other applicable indices; our ability to manage our global operations, growth, and strategic acquisitions or alliances effectively; increases in the cost of the products and services we use; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to minimize the risks, including our credit, counterparty investment, and default risks, associated with operating our clearinghouses; our ability to accommodate trading and clearing volume and transaction traffic, including significant increases, without failure or degradation of performance of our systems; misconduct by those who use our markets or our products or for whom we clear transactions; challenges to our use of open source software code; our ability to meet our compliance obligations, including managing our business interests and our regulatory responsibilities; the loss of key customers or a significant reduction in trading or clearing volumes by key customers; our ability to maintain BIDS Trading as an independently managed and operated trading venue, separate from and not integrated with our registered national securities exchanges; damage to our reputation; the ability of our compliance and risk management methods to effectively monitor and manage our risks; restrictions imposed by our debt obligations and our ability to make payments on or refinance our debt obligations; our ability to maintain an investment grade credit rating; impairment of our goodwill, long-lived assets, investments or intangible assets; the accuracy of our estimates and expectations; and litigation risks and other liabilities. More detailed information about factors that may affect our actual results to differ may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2024 and other filings made from time to time with the SEC.
We do not undertake, and we expressly disclaim, any duty to update any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.
The condensed consolidated statements of income and balance sheets are unaudited and subject to revision.

Cboe Media Contacts:		Analyst Contact:
Angela Tu	Tim Cave	Kenneth Hill, CFA
(646) 856-8734	+44 (0) 7593 506 719	(312) 786-7559
atu@cboe.com	tcave@cboe.com	khill@cboe.com
CBOE-F
Trademarks:
Cboe®, Cboe Global Markets®, CFE®, Cboe Volatility Index®, Cboe Clear®, Cboe Datashop®, BIDS Trading®, BZX®, BYX®, EDGX®, EDGA®, and VIX® are registered trademarks of Cboe Global Markets, Inc. and its subsidiaries. All other trademarks and service marks are the property of their respective owners.
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News Release Page 6 of 15
Cboe Global Markets, Inc.
Key Performance Statistics by Business Segment

	1Q 2025	4Q 2024	3Q 2024	2Q 2024	1Q 2024
Options
Total industry ADV (in thousands)	58,444	51,635	48,733	46,129	47,452
Total Company Options ADV (in thousands)	18,183	15,673	14,882	14,384	14,833
Multi-listed options	13,412	11,633	10,655	10,367	10,744
Index options	4,771	4,040	4,227	4,017	4,089
Total Options market share	31.1%	30.4%	30.5%	31.2%	31.3%
Multi-listed options	25.0%	24.5%	24.0%	24.6%	24.8%
Total Options RPC:	$0.287	$0.281	$0.298	$0.295	$0.299
Multi-listed options	$0.066	$0.064	$0.063	$0.062	$0.064
Index options	$0.908	$0.905	$0.892	$0.898	$0.915

North American Equities
U.S. Equities - Exchange:
Total industry ADV (shares in billions)	15.7	13.6	11.5	11.8	11.8
Market share %	10.5%	10.8%	10.9%	11.4%	12.8%
Net capture (per 100 touched shares)	$0.014	$0.018	$0.024	$0.027	$0.019
U.S. Equities - Off-Exchange:
ADV (touched shares, in millions)	90.6	80.0	79.3	74.7	82.0
Off-Exchange ATS Block Market Share % (reported on a one-month lag)	17.7%	16.5%	17.6%	17.8%	17.6%
Net capture (per 100 touched shares)	$0.117	$0.126	$0.135	$0.136	$0.132
Canadian Equities:
ADV (matched shares, in millions)	159.6	157.4	135.9	150.6	146.3
Total market share %	13.8%	14.3%	14.6%	15.0%	15.3%
Net capture (per 10,000 shares, in Canadian Dollars)	$4.250	$4.008	$4.240	$4.046	$3.997

Europe and Asia Pacific
European Equities:
Total industry ADNV (Euros - in billions)	€55.8	€42.3	€38.9	€42.6	€41.8
Market share %	24.8%	24.6%	23.8%	22.5%	23.7%
Net capture (per matched notional value (bps), in Euros)	€0.252	€0.261	€0.257	€0.251	€0.249
Cboe Clear Europe:
Trades cleared (in thousands)	412,072.2	328,976.1	306,882.5	299,019.3	294,325.7
Fee per trade cleared (in Euros)	€0.008	€0.008	€0.008	€0.008	€0.008
Net settlement volume (shares in thousands)	3,200.7	2,962.6	2,947.6	2,764.0	2,524.6
Net fee per settlement (in Euros)	€0.951	€1.002	€1.026	€1.038	€1.072
Australian Equities:
ADNV (AUD - in billions)	$0.8	$0.8	$0.8	$0.8	$0.8
Market share - Continuous	19.4%	20.8%	20.8%	20.8%	20.4%
Net capture (per matched notional value (bps), in Australian Dollars)	$0.156	$0.154	$0.156	$0.155	$0.156
Japanese Equities:
ADNV (JPY - in billions)	¥323.8	¥263.8	¥323.3	¥315.2	¥315.9
Market share - Lit Continuous	5.4%	4.9%	5.4%	5.5%	5.0%
Net capture (per matched notional value (bps), in Yen)	¥0.242	¥0.233	¥0.221	¥0.229	¥0.227

Futures
ADV (in thousands)	249.4	206.4	273.7	253.6	220.0
RPC	$1.740	$1.765	$1.767	$1.757	$1.749

Global FX
ADNV ($ - in billions)	$51.9	$45.6	$48.3	$47.7	$45.3
Net capture (per one million dollars traded)	$2.77	$2.72	$2.66	$2.69	$2.62
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ADV = average daily volume; ADNV = average daily notional value.
RPC, average revenue per contract, for options and futures represents total net transaction fees recognized for the period divided by total contracts traded during the period.
Touched volume represents the total number of shares of equity securities and ETFs internally matched on our exchanges or routed to and executed on an external market center.
Matched volume represents the total number of shares of equity securities and ETFs executed on our exchanges.
U.S. Equities - Exchange, "net capture per 100 touched shares" refers to transaction fees less liquidity payments and routing and clearing costs divided by the product of one-hundredth ADV of touched shares on BZX, BYX, EDGX and EDGA and the number of trading days. U.S. Equities – Off-Exchange data reflects BIDS Trading. For U.S. Equities – Off-Exchange, “net capture per 100 touched shares” refers to transaction fees less order and execution management system (OMS/EMS) fees and clearing costs divided by the product of one-hundredth ADV of touched shares on BIDS Trading and the number of trading days for the period.
Canadian Equities, “net capture per 10,000 shares” refers to transaction fees divided by the product of one-ten thousandth ADV of shares for Cboe Canada and the number of trading days. Total market share represents Cboe Canada volume divided by the total volume of the Canadian Equities market.
European Equities, "net capture per matched notional value" refers to transaction fees less liquidity payments in Euros divided by the product of ADNV in Euros of shares matched on Cboe Europe Equities and the number of trading days. “Trades cleared” refers to the total number of non-interoperable trades cleared, "Fee per trade cleared" refers to clearing fees divided by number of non-interoperable trades cleared, “Net settlement volume” refers to the total number of settlements executed after netting, and "Net fee per settlement" refers to settlement fees less direct costs incurred to settle divided by the number of settlements executed after netting.
Asia Pacific data reflects data from Cboe Australia and Cboe Japan. Australian Equities, “net capture per matched notional value” refers to transaction fees less liquidity payments in Australian dollars divided by the product of ADNV in Australian dollars of shares matched on Cboe Australia and the number of Australian Equities trading days. Japanese Equities, “net capture per matched notional value” refers to transaction fees less liquidity payments in Japanese Yen divided by the product of ADNV in Japanese Yen of shares matched on Cboe Japan and the number of Japanese Equities trading days.
Global FX, "net capture per one million dollars traded" refers to transaction fees less liquidity payments, if any, divided by the Spot and SEF products of one-thousandth of ADNV traded on the Cboe FX Markets and the number of trading days, divided by two, which represents the buyer and seller that are both charged on the transaction. Market Share represents Cboe FX volume divided by the total volume of publicly reporting spot FX venues (Cboe FX, EBS, Refinitiv, and Euronext FX).
Average transaction fees per contract can be affected by various factors, including exchange fee rates, volume-based discounts and transaction mix by contract type and product type.
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Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three Months Ended March 31, 2025 and 2024

	Three Months Ended March 31,
(in millions, except per share amounts)	2025	2024
Revenues:
Cash and spot markets	$500.9	$380.9
Data Vantage	152.5	140.2
Derivatives markets	541.6	436.1
Total Revenues	1,195.0	957.2
Cost of Revenues:
Liquidity payments	394.8	338.8
Routing and clearing	19.6	16.0
Section 31 fees	153.1	42.1
Royalty fees and other cost of revenues	62.3	58.2
Total Cost of Revenues	629.8	455.1
Revenues Less Cost of Revenues	565.2	502.1
Operating Expenses:
Compensation and benefits	116.2	115.3
Depreciation and amortization	30.3	37.3
Technology support services	25.6	24.2
Professional fees and outside services	20.8	21.5
Travel and promotional expenses	6.4	7.5
Facilities costs	6.2	6.5
Acquisition-related costs	0.2	0.6
Other expenses	5.6	6.8
Total Operating Expenses	211.3	219.7
Operating Income	353.9	282.4
Non-operating (Expenses) Income:
Interest expense	(12.8)	(13.0)
Interest income	8.4	4.1
(Loss) earnings on investments, net	(3.3)	14.0
Other income, net	4.0	4.6
Total Non-operating (Expenses) Income	(3.7)	9.7
Income Before Income Tax Provision	350.2	292.1
Income tax provision	99.6	82.6
Net Income	250.6	209.5
Net income allocated to participating securities	(1.2)	(1.2)
Net Income Allocated to Common Stockholders	$249.4	$208.3
Net Income Per Share Allocated to Common Stockholders:
Basic earnings per share	$2.38	$1.97
Diluted earnings per share	2.37	1.96
Weighted average shares used in computing income per share:
Basic	104.7	105.6
Diluted	105.1	106.1
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Cboe Global Markets, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
March 31, 2025 and December 31, 2024

(in millions)	March 31, 2025	December 31, 2024
Assets
Current Assets:
Cash and cash equivalents	$1,047.2	$920.3
Financial investments	105.9	110.3
Accounts receivable, net	493.0	444.6
Margin deposits, clearing funds, and interoperability funds	1,623.0	845.5
Income taxes receivable	1.4	73.8
Other current assets	91.4	84.6
Total Current Assets	3,361.9	2,479.1

Investments	383.3	383.7
Property and equipment, net	119.1	118.0
Operating lease right of use assets	125.8	124.5
Goodwill	3,132.0	3,124.2
Intangible assets, net	1,367.8	1,376.9
Other assets, net	177.4	182.7
Total Assets	$8,667.3	$7,789.1

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$298.9	$359.7
Section 31 fees payable	154.8	182.0
Deferred revenue	13.4	6.4
Margin deposits, clearing funds, and interoperability funds	1,623.0	845.5
Income taxes payable	7.8	1.6
Total Current Liabilities	2,097.9	1,395.2

Long-term debt	1,441.5	1,441.0
Non-current unrecognized tax benefits	324.2	305.0
Deferred income taxes	182.8	186.8
Non-current operating lease liabilities	138.0	138.4
Other non-current liabilities	30.8	43.1
Total Liabilities	4,215.2	3,509.5

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1.0	1.0
Treasury stock, at cost	(54.3)	(1.4)
Additional paid-in capital	1,530.1	1,512.5
Retained earnings	3,000.1	2,815.9
Accumulated other comprehensive loss, net	(24.8)	(48.4)
Total Stockholders' Equity	4,452.1	4,279.6

Total Liabilities and Stockholders' Equity	$8,667.3	$7,789.1
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News Release Page 10 of 15

Table 3
Net Transaction and Clearing Fees by Business Segment Three Months Ended March 31, 2025 and 2024 (in millions)	Consolidated March 31,		Options March 31,		N.A. Equities March 31,		Europe and APAC March 31,		Futures March 31,		Global FX March 31,		Digital[1] March 31,
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
Transaction and clearing fees	$832.6	$718.5	$464.5	$389.8	$271.7	$251.7	$50.8	$38.8	$27.1	$23.5	$18.5	$15.5	$—	$(0.8)
Liquidity payments	(394.8)	(338.8)	(146.8)	(115.3)	(235.3)	(215.2)	(11.3)	(8.1)	(1.4)	—	—	—	—	(0.2)
Routing and clearing	(19.6)	(16.0)	(4.3)	(4.2)	(9.6)	(7.1)	(5.3)	(4.4)	—	—	(0.4)	(0.3)	—	—
Net transaction and clearing fees	$418.2	$363.7	$313.4	$270.3	$26.8	$29.4	$34.2	$26.3	$25.7	$23.5	$18.1	$15.2	$—	$(1.0)

Table 4
Net Revenue by Revenue Caption Three Months Ended March 31, 2025 and 2024 (in millions)	Cash and Spot Markets March 31,		Data Vantage March 31,		Derivatives Markets March 31,		Total March 31,
	2025	2024	2025	2024	2025	2024	2025	2024
Transaction and clearing fees	$341.0	$305.2	$—	$—	$491.6	$413.3	$832.6	$718.5
Access and capacity fees	—	—	97.8	90.1	—	—	97.8	90.1
Market data fees	15.7	16.0	54.0	49.3	8.1	6.7	77.8	72.0
Regulatory fees	120.7	34.9	—	—	41.1	15.3	161.8	50.2
Other revenue	23.5	24.8	0.7	0.8	0.8	0.8	25.0	26.4
Total revenues	$500.9	$380.9	$152.5	$140.2	$541.6	$436.1	$1,195.0	$957.2

Liquidity payments	$245.7	$222.9	$—	$—	$149.1	$115.9	$394.8	$338.8
Routing and clearing fees	15.3	11.8	—	—	4.3	4.2	19.6	16.0
Section 31 fees	120.6	34.7	—	—	32.5	7.4	153.1	42.1
Royalty fees and other cost of revenues	12.6	14.2	3.1	2.5	46.6	41.5	62.3	58.2
Total cost of revenues	$394.2	$283.6	$3.1	$2.5	$232.5	$169.0	$629.8	$455.1

Revenues less cost of revenues (net revenue)	$106.7	$97.3	$149.4	$137.7	$309.1	$267.1	$565.2	$502.1
(1)The Digital segment results are prospectively included in the Futures segment beginning in the first quarter of 2025. Digital results from the first quarter of 2024 have been retained in the former Digital segment for comparative purposes.
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News Release Page 11 of 15
Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, Cboe Global Markets has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include adjusted revenue less cost of revenue, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted net income allocated to common stockholders, adjusted diluted earnings per share, effective tax rate on adjusted earnings, operating EBITDA, operating EBITDA margin, adjusted operating EBITDA, adjusted operating EBITDA margin, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted cash, and net revenues in constant currency.
Management believes that the non-GAAP financial measures presented in this press release provide additional and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
Amortization expense of acquired intangible assets: We amortize intangible assets acquired in connection with various acquisitions. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. As such, if intangible asset amortization is included in performance measures, it is more difficult to assess the day-to-day operating performance of the businesses, the relative operating performance of the businesses between periods and the earnings power of the company. Therefore, we believe performance measures excluding intangible asset amortization expense provide investors with an additional basis for comparison across accounting periods.
Acquisition-related costs: From time to time, we have pursued acquisitions, which have resulted in expenses which would not otherwise have been incurred in the normal course of the company’s business operations. These expenses include compensation and benefits, integration costs, as well as legal, due diligence, impairment charges, and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. Accordingly, we exclude these costs for purposes of calculating non-GAAP measures which provide an additional analysis of Cboe’s ongoing operating performance or comparisons in Cboe’s performance between periods.
The tables below show the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed below and are referred to as adjusted financial measures.
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News Release Page 12 of 15
Reconciliation of GAAP and Non-GAAP Information

Table 5	Three Months Ended March 31,
(in millions, except percentages and per share amounts)	2025	2024
Reconciliation of Net Income Allocated to Common Stockholders to Non-GAAP (As shown on Table 1)
Net income allocated to common stockholders	$249.4	$208.3
Non-GAAP adjustments
Acquisition-related costs (1)	0.2	0.6
Amortization of acquired intangible assets (2)	18.4	26.2
Gain on revaluation of Cboe Digital non-recourse notes and warrants (3)	—	(0.4)
Costs related to Cboe Digital wind down (4)	0.3	—
Earnings on investments adjustments (5)	(0.4)	—
Total Non-GAAP adjustments	18.5	26.4
Income tax expense related to the items above	(4.7)	(6.9)
Net income allocated to participating securities - effect on reconciling items	(0.1)	(0.1)
Adjusted earnings	$263.1	$227.7

Reconciliation of Diluted EPS to Non-GAAP
Diluted earnings per common share	$2.37	$1.96
Per share impact of non-GAAP adjustments noted above	0.13	0.19
Adjusted diluted earnings per common share	$2.50	$2.15

Reconciliation of Operating Margin to Non-GAAP
Revenue less cost of revenue	$565.2	$502.1
Non-GAAP adjustments noted above	—	—
Adjusted revenue less cost of revenue	$565.2	$502.1
Operating expenses (6)	$211.3	$219.7
Non-GAAP adjustments noted above	18.9	26.8
Adjusted operating expenses	$192.4	$192.9
Operating income	$353.9	$282.4
Non-GAAP adjustments noted above	18.9	26.8
Adjusted operating income	$372.8	$309.2
Adjusted operating margin (7)	66.0%	61.6%

Reconciliation of Income Tax Rate to Non-GAAP
Income before income taxes	$350.2	$292.1
Non-GAAP adjustments noted above	18.5	26.4
Adjusted income before income taxes	$368.7	$318.5

Income tax expense	$99.6	$82.6
Non-GAAP adjustments noted above	4.7	6.9
Adjusted income tax expense	$104.3	$89.5
Adjusted income tax rate	28.3%	28.1%
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News Release Page 13 of 15
(1)This amount includes acquisition-related costs primarily from the Company’s Cboe Digital, Cboe Canada, and Cboe Asia Pacific acquisitions, which is included in acquisition-related costs on the condensed consolidated statements of income.
(2)This amount represents the amortization of acquired intangible assets related to the Company’s acquisitions, which is included in depreciation and amortization on the condensed consolidated statements of income.
(3)This amount represents the gain due to the revaluation of the Cboe Digital non-recourse notes and warrants, which is included in other income, net on the condensed consolidated statements of income.
(4)This amount represents certain wind down costs related to Cboe Digital, which are included in compensation and benefits on the condensed consolidated statements of income.
(5)This amount represents the gains associated with the sale of Pyth tokens and from the Company's minority investment in American Financial Exchange, LLC, which are included in (loss) earnings on investments, net on the condensed consolidated statements of income.
(6)The company sponsors deferred compensation plans held in a trust. The expenses or income related to the deferred compensation plans are included in “Compensation and benefits” ($12.4 million and $1.5 million in expense for the three months ended March 31, 2025 and 2024, respectively), and are directly offset by deferred compensation income, expenses and dividends included within “Other income, net” ($12.4 million and $1.5 million in income, expense and dividends in the three months ended March 31, 2025 and 2024, respectively), on the condensed consolidated statements of income. The deferred compensation plans’ expenses are not excluded from “adjusted operating expenses” and do not have an impact on “Income before income taxes.”
(7)Adjusted operating margin represents adjusted operating income divided by revenues less cost of revenues.
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News Release Page 14 of 15
EBITDA Reconciliations
EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA are widely used non-GAAP financial measures of operating performance. These metrics are presented as supplemental information that the company believes are useful to investors to evaluate the company's results because they exclude certain items that are not directly related to the company’s core operating performance. Operating EBITDA is calculated by adding back to operating income depreciation and amortization. Adjusted Operating EBITDA is calculated by adding back to Operating EBITDA acquisition-related costs and costs related to the Cboe Digital wind down. Operating EBITDA margin represents Operating EBITDA divided by revenues less cost of revenues. Adjusted Operating EBITDA margin represents Adjusted Operating EBITDA divided by revenues less cost of revenues. EBITDA is calculated by adding back to net income interest expense, net, income tax expense, depreciation and amortization. EBITDA margin represents EBITDA divided by revenues less cost of revenues. Adjusted EBITDA is calculated by adding back to EBITDA acquisition-related costs, costs related to the Cboe Digital wind down, the gain on Cboe Digital non-recourse notes and warrants, and other adjustments. Adjusted EBITDA margin represents Adjusted EBITDA divided by revenues less cost of revenues. Operating EBITDA, Adjusted Operating EBITDA, EBITDA, and Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the company’s operating performance, or for cash flow, as a measure of the company’s liquidity. In addition, because Operating EBITDA, Adjusted Operating EBITDA, EBITDA, and Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Table 6 (in millions, except percentages)	Three Months Ended March 31,
Reconciliation of Operating Income to Operating EBITDA and Adjusted Operating EBITDA (Per Table 1)	2025	2024
Operating income	$353.9	$282.4
Depreciation and amortization	30.3	37.3
Operating EBITDA	$384.2	$319.7
Operating EBITDA Margin	68.0%	63.7%

Non-GAAP adjustments not included in above line items
Acquisition-related costs	$0.2	$0.6
Costs related to Cboe Digital wind down	0.3	—
Adjusted Operating EBITDA	$384.7	$320.3
Adjusted Operating EBITDA Margin	68.1%	63.8%

Reconciliation of Net Income Allocated to Common Stockholders to EBITDA and Adjusted EBITDA (Per Table 1)	2025	2024
Net income allocated to common stockholders	$249.4	$208.3
Interest expense, net	4.4	8.9
Income tax provision	99.6	82.6
Depreciation and amortization	30.3	37.3
EBITDA	$383.7	$337.1
EBITDA Margin	67.9%	67.1%

Non-GAAP adjustments not included in above line items
Acquisition-related costs	$0.2	$0.6
Gain on revaluation of Cboe Digital non-recourse notes and warrants	—	(0.4)
Costs related to Cboe Digital wind down	0.3	—
Earnings on investments adjustments	(0.4)	—
Adjusted EBITDA	$383.8	$337.3
Adjusted EBITDA Margin	67.9%	67.2%

Table 7 (in millions)	March 31,	December 31,
Reconciliation of Cash and Cash Equivalents to Adjusted Cash	2025	2024
Cash and cash equivalents	$1,047.2	$920.3
Financial investments	105.9	110.3
Less deferred compensation plan assets	(27.9)	(40.3)
Less cash collected for Section 31 Fees	(78.5)	(110.8)
Adjusted Cash	$1,046.7	$879.5
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News Release Page 15 of 15

Table 8 (in millions)
Reconciliation of GAAP Net Revenues to Net Revenues in Constant Currency – Three Months Ended March 31, 2025 and 2024

	Three Months Ended, March 31,
	2025	2024
Europe and Asia Pacific net revenues	$64.1	$54.1
Constant currency adjustment	1.8	(0.7)
Europe and Asia Pacific net revenues in constant currency[1]	$65.9	$53.4
(1)Net revenues in constant currency is calculated by converting the current period GAAP net revenues in local currency using the foreign currency exchange rates that were in effect during the previous comparable period.
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